EXHIBIT 10.6

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of February 14, 2020, by and between Franchise Group, Inc., a Delaware corporation (the “Company”), and Kayne FRG Holdings, L.P., a Delaware limited partnership (the “Subscriber”), that is subscribing hereby to purchase shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 28, 2019, by and among American Freight Group Inc., a Delaware corporation (“Target”), Franchise Group Newco Intermediate AF, LLC, a Delaware limited liability company and indirect subsidiary of the Company (“Parent”), Franchise Group Merger Sub AF, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”) and The Jordan Company, L.P., a Delaware limited partnership, solely in its capacity as Representative (as defined therein) (as such agreement may be amended, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Target, with Target continuing as the surviving corporation in such merger and as an indirect subsidiary of the Company (the “Transaction”);

WHEREAS, on December 28, 2019, the Company entered into a debt commitment letter with the Subscriber (the “Debt Commitment Letter”) and related fee letters (the “Fee Letters” and, together with the Debt Commitment Letter, the “DCL”), pursuant to which the Subscriber has agreed to provide $200,000,000 of debt financing for the Transaction subject to the terms and conditions set forth in the DCL (the “Debt Commitment”); and

WHEREAS, as consideration and payment for services rendered by the Subscriber to the Company and its affiliates in connection with the Debt Commitment and the debt financing contemplated thereby (the “Consideration”), the Subscriber desires to subscribe for from the Company, and the Company desires to issue and sell to the Subscriber in exchange for the Consideration, the Subscription Shares (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and obligations hereinafter set forth and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale of Common Stock. Subject to the terms and conditions set forth in this Agreement, contemporaneously with the consummation of the Transaction, the Subscriber shall purchase, and the Company shall issue and sell to the Subscriber, 1,250,000 shares of Common Stock (the “Subscription Shares”) in exchange for the Consideration. The issuance by the Company of the Subscription Shares and the subscription by the Subscriber of the Subscription Shares in exchange for the Consideration are hereby collectively referred to herein as the “Subscription”.

2. Closing.

(a)	The closing of the purchase and sale of the Subscription Shares (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, on the same day as (and contemporaneously with) the closing of the Transaction pursuant to the Merger Agreement, or at such different time or date and at such other place as the Subscriber and the Company may mutually agree in writing (the “Closing Date”).

(b)	At the Closing, the Company shall evidence, or cause to be evidenced, the Subscription Shares in book entry format with the Company’s transfer agent.

3. Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company, as of the date hereof (except to the extent another date is specified below), as follows:

(a)	Authority and Approval; Enforceability. The Subscriber has all requisite power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Subscription. The execution, delivery and performance by the Subscriber of this Agreement, and the consummation by it of the Subscription, have been duly and validly authorized by all necessary action on the part of the Subscriber, and no other proceedings on the part of the Subscriber are necessary to authorize the execution and delivery by the Subscriber of this Agreement and the consummation by it of the Subscription. This Agreement has been duly executed and delivered by the Subscriber and, assuming due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(b)	Non-contravention. The execution, delivery and performance of this Agreement, and the consummation of the Subscription, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien (other than liens, if any, contained in the certificate of incorporation or bylaws of the Company and restrictions on transfer pursuant to applicable securities laws, in each case in respect of the Subscription Shares) in or upon any of the properties or other assets of the Subscriber under, (i) the organizational documents of the Subscriber (if Subscriber is an entity), (ii) any Contract to which the Subscriber is a party or any of its properties or other assets is subject or (iii) subject to (x) the filing of a Schedule 13D or an amendment to an existing Schedule 13D filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (y) such filings and approvals as may be required by any applicable state securities or “blue sky” laws, any Applicable Law with respect to the Subscriber or its properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or liens that have not had or would not reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect.

(c)	Litigation. There is no Action pending or, to the Knowledge of the Subscriber, threatened, and to the Knowledge of Subscriber, there is no external investigation pending or threatened with respect to the Subscriber, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to the Subscriber, except in each case for any Actions that have not had and would not reasonably expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect.

(d)	No Brokers. Other than the payment of fees and reimbursement of expenses of the Subscriber and its affiliates pursuant to the DCL, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Subscription based upon arrangements made by or on behalf of the Subscriber.

(e)	Accredited Investor; Purchase for Own Account; No Registration.

i.	The Subscriber has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment.

ii.	The Subscriber is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

iii.	The Subscriber is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Company and has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the investment in the Subscription Shares and can afford a complete loss of its investment.

iv.	The Subscriber is acquiring the Subscription Shares for investment only and for its own account, and not with a view toward or for sale in connection with any distribution thereof. The Subscriber has no present plan or intention of distributing, selling, exchanging, transferring or otherwise disposing of any such Subscription Shares.

v	.	The Subscriber has been advised and understands that (1) the Subscription Shares have not been registered under the Securities Act, or any state securities or “blue sky” laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities and “blue sky” laws or unless an exemption from such registration requirements is available, (2) the Subscriber may be required to hold, and continue to bear the economic risk of its investment in, the Subscription Shares indefinitely, unless the offer and sale of such Subscription Shares is subsequently registered under the Securities Act and all applicable state securities and “blue sky” laws or an exemption from such registration is available, (3) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any Subscription Shares, (4) when and if the Subscription Shares may be disposed of without registration under the Securities Act in reliance on Rule 144 of the Securities Act, the amount of Subscription Shares that may be disposed of may be limited in accordance with the terms and conditions of such Rule and (5) if an exemption under Rule 144 of the Securities Act is not available, the public offer or sale of the Subscription Shares without registration will require compliance with some other exemption under the Securities Act and compliance with any state securities or “blue sky” laws.

4. Representations and Warranties of the Company. Except as disclosed in the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC since October 31, 2019 but prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (collectively, the “Company SEC Documents”) (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on the date of this Agreement and (ii) excluding any disclosure (other than statements of historical fact) contained in such Company SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of factors or risks that are predictive, cautionary or forward-looking in nature), the Company represents and warrants to the Subscriber, as of the date hereof (except to the extent another date is specified below), as follows:

(a)	Organization, Standing and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Applicable Laws of the jurisdiction in which it is formed and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted, except to the extent that any failure to be so organized, validly existing and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has, prior to the date hereof, made available to the Subscriber true and complete copies of the certificate of incorporation and bylaws of the Company. There has been no breach by the Company of the certificate of incorporation or bylaws of the Company, each as in effect from time to time, except as would not have a Company Material Adverse Effect.

(b)	Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and, where applicable, are fully paid and nonassessable, and are owned directly or indirectly by the Company free and clear of any liens other than Permitted Liens. Except (i) as set forth on Schedule 5(b) hereto and (ii) for the capital stock or other equity or voting interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person. Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, by the Company will conflict with or result in a breach of, or trigger a right of first refusal or other preferential purchase right or preemptive right under any organizational documents, partnership agreement, joint venture agreement, stockholders agreement or similar agreement in connection with the Company’s or its Subsidiaries’ ownership of any capital stock or other equity or voting interests in any Person set forth on Schedule 5(b) hereto.

(c)	Authority and Approval; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Subscription. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Subscription, have been duly and validly authorized by the board of directors of the Company and no other corporate action on the part of the Company pursuant to the Applicable Laws of the State of Delaware, the applicable listing standards of the Nasdaq Stock Market or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Subscription. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Subscriber, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(d)	Non-contravention. The execution, delivery and performance of this Agreement, and the consummation of the Subscription, do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the organizational documents of the Company, (ii) any Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) any Applicable Law with respect to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or liens that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)	Capital Structure. The authorized capital stock of the Company consists of (i) 180,000,000 shares of Common Stock and (ii) 20,000,000 shares of Voting Non-Economic Preferred Stock, par value $0.01 per share (“Preferred Stock”). As of January 24, 2020, (A) 20,604,225 shares of Common Stock were issued and outstanding, (B) 1,886,667 shares of Preferred Stock were issued and outstanding, (C) there were restricted stock units issued under the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (the “2011 Stock Plan”) covering 63,682 shares of Common Stock, (D) there were options to acquire 460,285 shares of Common Stock outstanding under the 2011 Stock Plan, (E) there were restricted stock units and performance restricted stock units issued under the Franchise Group, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”) covering 601,666 shares of Common Stock and (F) 4,398,334 shares of Common Stock were reserved for future issuances pursuant to the 2019 Plan.

(f)	Valid Issuance. The Common Stock issuable in the Subscription, when issued, sold and delivered at the Closing, will be duly authorized and validly issued, fully paid and nonassessable, and will be issued free and clear of any liens (other than such liens created by the certificate of incorporation of the Company or by applicable securities law) or any preemptive rights.

(g)	Company SEC Documents; No Undisclosed Liabilities.

(i)	The Company has timely filed or furnished the Company SEC Documents. No Subsidiary of the Company is required to file or furnish, or files or furnishes, any form, report or other document with the SEC.

(ii)	As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and, as of their respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been amended or superseded by a later-filed Company SEC Document that was filed prior to the date hereof.

(iii)	The financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for normal and recurring year-end adjustments not material in amount and as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied by the Company on a consistent basis during the periods and at the dates involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (except, in the case of unaudited statements, for normal and recurring year-end adjustments not material in amount and as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC). Neither the Company nor any of its Subsidiaries maintains any “off balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the SEC.

(iv)	Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for any such liabilities or obligations (A) accrued, disclosed, reflected or reserved against in the most recent financial statements (including any related notes) contained in the Company SEC Documents filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since the date of the latest balance sheet included in such financial statements, (C) incurred in connection with this Agreement, the Merger Agreement, the agreements and documents ancillary thereto, the Subscription, the Transaction and the other transactions ancillary to the Transaction or (D) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)	Absence of Certain Changes or Events. Since October 31, 2019, until the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses and (ii) (A) there has not been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) neither the Company nor one of its Subsidiaries has sold, leased, transferred, assigned or otherwise disposed of any material assets, other than in the ordinary course of business consistent with past practice, (C) the Company has not (1) declared, set aside or paid any distribution in respect of the capital stock of the Company or other equity interests of the Company or (2) redeemed or purchased any capital stock of the Company or other equity interests of the Company, (D) neither the Company nor its Subsidiaries have made, changed or revoked any material Tax election, filed an amended Tax Return, settled any Tax audit or changed any Tax accounting periods or methods and (E) neither the Company nor its Subsidiaries have committed to do any of the foregoing.

(i)	Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened, and the Company has no Knowledge of any material external investigation pending or threatened with respect to the Company or its Subsidiaries, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to the Company or any of its Subsidiaries.

(j)	Compliance with Applicable Laws.

(i)	The Company and each of its Subsidiaries are and have been since October 31, 2019, in compliance with all Applicable Laws, their properties or other assets or their business or operations, except for such violations or noncompliance that have not been and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have in effect all Permits necessary to carry on their businesses as currently conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit, except for such violation, defaults, terminations, amendments or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no event which has occurred that would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or adverse modification of any such Permit, except where such termination, revocation, cancellation, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)	Since October 31, 2019, (A) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges or relates to (1) any violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any Applicable Law or (2) any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Permit and (B) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any Applicable Law, except in each case in clauses (A) and (B) above to the extent any such violation, noncompliance, fine, assessment, order, suspension, revocation, limitation or restriction has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)	No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Subscription based upon arrangements made by or on behalf of the Company or its Subsidiaries.

5. Lock-up.

The Subscriber agrees that, during the period beginning from the date hereof and continuing to and including the date that is six months after the date hereof (the “Lock-Up Period”), it will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer, assign or dispose of any of the Subscription Shares. The foregoing restriction is expressly agreed to preclude the Subscriber from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Subscription Shares even if such shares would be disposed of by someone other than the Subscriber. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including. without limitation, any put or call option) with respect to any of the Subscription Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. Notwithstanding the foregoing, the Subscriber may:

(a)	transfer the Subscription Shares in connection with a change of control transaction that is consummated during the Lock-Up Period that has been approved by the board of directors of the Company; provided, that in the event that such change of control transaction is not completed, the Subscription Shares shall remain subject to the restrictions contained in this Section 5 to the extent that the Lock-Up Period has not expired;

(b)	transfer the Subscription Shares to (i) another corporation, partnership, limited liability company or other entity that controls, is controlled by or is under common control with the Subscriber or (ii) as part of a disposition, transfer or distribution by the Subscriber to its partners, limited liability company members or other equity holders, or if the Subscriber is a corporation, to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Subscription Shares subject to the provisions of this Section 5 and there shall be no further transfer of such Subscription Shares except in accordance with this Section 5; provided, further, that any such transfer shall not involve a disposition for value; and

(c)	transfer the Subscription Shares in connection with a registered public offering (whether or not underwritten) that is consummated during the Lock-Up Period in which shares of common stock held by one or more funds controlled by Vintage Capital Management, LLC are being offered to the public in such registered public offering.

For purposes of clause (a) of this Section 5,

“Capital Stock” shall mean any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, or options to purchase, or other arrangements or rights to acquire any of the foregoing.

“change of control transaction” shall mean:

(i)	after the Closing Date, any Person or two or more Persons acting in concert (other than Permitted Holders or the Company, any Subsidiary of the Company or any successor entity thereto) shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of Franchise Group New Holdco, LLC (“Global Parent”) (or other securities convertible into such Capital Stock) representing 20% or more of the combined voting power of all Capital Stock of Global Parent,

(ii)	during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of the Company such that a majority of the members of such Board of Directors are not Continuing Directors,

(iii)	after the Closing Date, Global Parent fails to own and control, directly or indirectly, 100% of the Capital Stock (other than directors’ qualifying shares, issuances pursuant to any equity incentive plan or similar plan, or other nominal issuance in order to comply with local laws) of each other Loan Party (as such term is defined in the Credit Agreement) (other than as permitted by Section 6.10 of the Credit Agreement),

(iv)	after the Closing Date, the Specified Holders fail to own and control, directly or indirectly, Capital Stock in Global Parent or the Company, as applicable, in an aggregate amount equal to 80% or greater than the aggregate amount of Capital Stock of Global Parent and the Company, as applicable, that is owned and controlled directly by the Specified Holders immediately following the Closing (in each case, on a fully-diluted basis (and taking into account all Capital Stock of Global Parent and the Company that the Specified Holders may have the right to acquire pursuant to any option right); provided, that any exchange of Capital Stock of Global Parent held by the Specified Holders for Capital Stock of the Company effectuated by the Specified Holders, the Company or Global Parent after the Closing Date shall be disregarded for purposes of this clause (iv), or

(v)	the occurrence of a Change of Management after the Closing Date.

“Change of Management” shall mean that Brian Kahn’s direct or indirect management responsibilities of Franchise Group Intermediate Holdco, LLC are materially diminished from those held by him as of the Closing, in each case, other than as a result of (a) death or (b) physical or mental incapacity.

“Continuing Director” shall mean (1) any member of the Board of Directors of the Company who was a director (or comparable manager) of the Company on the date hereof and (2) any individual who becomes a member of the Board of Directors of the Company after the date hereof if such individual was approved, appointed, or nominated for election to the Board of Directors of the Company by either a majority of the Permitted Holders or a majority of the Continuing Directors.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of February 14, 2020, as amended, restated, supplemented, or otherwise modified from time to time, by and among, Franchise Group Intermediate Holdco, LLC, a Delaware limited liability company (“Lead Borrower”), as a borrower, Merger Sub, as a borrower (which, on the Closing Date, shall be merged with and into Target, with Target surviving such merger as a borrower), certain other Subsidiaries of Lead Borrower from time to time party thereto as borrowers, Global Parent, as a guarantor, certain Subsidiaries of Lead Borrower from time to time party thereto as guarantors, the lenders from time to time party, GACP Finance Co., LLC, a Delaware limited liability company, in its capacity as administrative agent for each lender, and Kayne Solutions Fund, L.P., a Delaware limited partnership, in its capacity as collateral agent.

“Permitted Holders” shall mean (a) Vintage Capital Management, LLC, (b) Brian Kahn, (c) Lauren Kahn, (d) Tributum, L.P., (e) Stefac LP, (f) Vintage Tributum, L.P., (g) Kahn Capital Management, LLC, (h) Vintage Vista GP, LLC, (i) Andrew Laurence, (j) B. Riley FBR, Inc., (k) Bryant R. Riley, (l) any direct or indirect current or former equityholders of Buddy’s Newco, LLC or Global Parent, (m) Samjor Family LP, (n) Vintage RTO, L.P. and (o) any Affiliates, general partners, limited partners, investment managers, investment advisors, investment funds or direct or indirect equity holders, successors or assigns of any of the foregoing.

“Specified Holders” shall mean (a) Samjor Family LP, and (b) Brian Kahn.

6. Remedies. The parties hereto agree that irreparable damage would occur and that they would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages and without the requirement to post any bond or other security, this being in addition to any other remedy to which any such party is entitled at law or in equity.

7. Miscellaneous.

(a)	Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (i) when delivered personally or when sent by e-mail of a .pdf attachment (provided no notice of non-delivery is generated), or (ii) on the next Business Day when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

if to the Company, to:

Franchise Group, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Email: tiffany.mcwaters@libtax.com

Attention: Tiffany McMillan-McWaters

with a copy to:

Vintage Capital Management, LLC

4705 S. Apopka Vineland Road, Suite 210
Orlando, FL 32819

Email: bkahn@vintcap.com

Attention: Brian Kahn

and

Troutman Sanders LLP

600 Peachtree Street NE

Suite 3000

Atlanta, GA 30308

Email: David.Ghegan@troutman.com

Attention: David W. Ghegan

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Email: rleaf@willkie.com; dmun@willkie.com

Attention: Russell L. Leaf; Daniel Mun

if to the Subscriber, to:

Kayne FRG Holdings, L.P.

1800 Avenue of the Stars, 3rd Floor

Los Angeles CA 90067

Attention: Seth Zeleznik

Email: szeleznik@kaynecapital.com

Telephone No.: (424) 581-3809

with a copy to:

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, CA 90071

Email: JenniferHildebrandt@paulhastings.com

Attention: Jennifer B. Hildebrandt

(b)	Further Assurances. The parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

(c)	Exclusivity of Representations and Warranties; No Limitation of Other Representations or Warranties.

(i)	The representations and warranties made by the Subscriber in Section 3 of this Agreement and those contained in the Accredited Investor Questionnaire delivered by the Subscriber in connection with this Subscription (the “Questionnaire”) are the exclusive representations and warranties made by the Subscriber in connection with the Subscription. The Company hereby acknowledges that none of the Subscriber, any of its Subsidiaries, any of their respective equity holders or Representatives, or any other person, has made or is making any other express or implied representation or warranty with respect to the Subscriber, including any information provided or made available to the Company or its Subsidiaries or Representatives, in anticipation or contemplation of the Subscription. Nothing in any representation or warranty in this Agreement or the Questionnaire shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Subscriber in this Agreement or the Questionnaire.

(ii)	The representations and warranties made by the Company in Section 4 of this Agreement are the exclusive representations and warranties made by the Company in connection with the Subscription. The Subscriber hereby acknowledges that none of the Company, any of its Subsidiaries, any of their respective equity holders or Representatives, or any other person, has made or is making any other express or implied representation or warranty with respect to the Company and its Subsidiaries or any of their respective businesses, operations, assets or liabilities, including any information provided or made available to the Subscriber or its Representatives, in anticipation or contemplation of the Subscription. Nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company or its Subsidiaries in this Agreement.

(d)	Waivers and Amendments.

(i)	At any time prior to the Closing, each party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto or (B) subject to the proviso to the first sentence of Section 7(d)(iii) of this Agreement and to the extent permitted by Applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto.

(ii)	The failure of any party to this Agreement to exercise any of its rights under this Agreement or otherwise shall not constitute a waiver by such party of such right.

(iii)	This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, that notwithstanding anything herein to the contrary, Section 7(h) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Non-Recourse Party without the prior written consent of such Non-Recourse Party.

(e)	Severability. Except as expressly set forth in this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Subscription is fulfilled to the extent possible.

(f)	Entire Agreement. This Agreement (including the Schedules hereto), the Merger Agreement and that certain registration rights agreement, dated as of the date hereof, by and between the Company and the Subscriber, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

(g)	No Third-Party Beneficiaries. Except with respect to the Non-Recourse Parties, who are intended express third-party beneficiaries of the provisions of Section 7(h), this Agreement (including the Exhibits and Schedules hereto) is not intended to confer upon any person other than the parties hereto any rights, benefits or remedies.

(h)	No Recourse. Except for any party who is a signatory to this Agreement, and only to the extent of such party’s obligations hereunder, no former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Company or the Subscriber or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, trustee, general or limited partner, Affiliate, agent or assignee of the Company or the Subscriber (collectively, “Non-Recourse Parties”) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company or the Subscriber, as applicable, under this Agreement or of or for any Action based on, in respect of, or by reason of, the Subscription, (including the breach, termination or failure to consummate the Subscription), whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party who is a signatory to this Agreement or any other person or otherwise. The parties hereto hereby agree that the Non-Recourse Parties shall be express third party beneficiaries of this Section 7(h).

(i)	Successors and Assigns. Subject to the provisions of Section 7(n), all the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

(j)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware, regardless of the Applicable Laws that might otherwise govern under applicable principles of conflicts of Applicable Laws thereof.

(k)	Exclusive Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”). In addition, each of the parties hereto irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action directly or indirectly based upon, relating to or arising out of this Agreement or the Subscription, or any related agreement, certificate or other document delivered in connection therewith or the negotiation, execution, interpretation, enforcement or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the Subscription in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement or the Subscription, or any related agreement, certificate or other document delivered in connection therewith or the negotiation, execution, interpretation, enforcement or performance hereof or thereof, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 7(k), (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereto hereby irrevocably consents to service being made through the notice procedures set forth in Section 7(a) and agrees that service of any process, summons, notice or document by email or mail to the respective addresses set forth in Section 7(a) shall be effective service of process for any Action in connection with this Agreement or the Subscription. Nothing in this Section 7(k) shall affect the right of any party hereto to serve legal process in any other manner permitted by Applicable Law.

(l)	WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A CLAIM, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(l).

(m)	Survival of Provisions; Knowledge.

(i)	The representations and warranties made by the parties hereto in Section 3 and Section 4 hereof shall survive the Closing until the first anniversary of the Closing, and any claim with respect thereto must be made prior to the expiration of such survival period; provided, that if any claim with respect thereto is made prior to the expiration of such survival period, then the applicable representation or warranty that is the subject of such claim shall survive until such time as such claim is finally resolved by the parties or finally determined by a court of competent jurisdiction and is non-appealable. The covenants and agreements made by the parties hereto shall survive the Closing in accordance with their terms.

(ii)	The Company shall not be liable to the Subscriber based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement to the extent that any such inaccuracy or breach was within the Knowledge of the Subscriber on or prior to the date hereof.

(n)	Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement; provided, that the Subscriber may assign any of its rights or obligation under this Agreement, in whole or in part, to an Affiliate of the Subscriber without the prior written consent of the Company, except that any such assignment shall not receive the Subscriber of its obligations under this Agreement.

(o)	Defined Terms; Interpretation. Except as otherwise expressly provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. For purposes of this Agreement, (1) “Knowledge” means with respect to any party hereto the actual (but not constructive or imputed) knowledge of such party hereto or, if applicable, the executive officers of such party hereto (except with respect to Section 7(m)(ii) hereof, after due inquiry of such party hereto or, if applicable, the officers of such party hereto with oversight responsibilities for the matter in question), (2) “Subscriber Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that prevents or materially impairs or materially delays the ability of the Subscriber to consummate the Subscription, (3) “Representatives” means, with respect to any Person, such Person’s Affiliates and direct and indirect equity holders and its and their respective directors, officers, employees, agents, representatives, consultants and advisors and (4) “Company Material Adverse Effect” means any state of facts, change, event, circumstance, condition, development, effect or occurrence that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, properties, financial or other condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated hereby; provided, however, that in determining whether there has been a Company Material Adverse Effect, any state of facts, change, event, circumstance, condition, development, effect or occurrence arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which the Company and its Subsidiaries operates; (ii) except with respect to the representations and warranties set forth in Section 4(f), the taking of any action expressly required by this Agreement, the Merger Agreement or the Related Agreements; (iii) except with respect to the representations and warranties set forth in Section 4(f), the negotiation, entry into and announcement of this Agreement, the Merger Agreement or pendency or consummation of the Merger, including any Action in connection with the Merger; (iv) the taking of any action at the written request of Parent; (v) pandemics, earthquakes, tornados, hurricanes, floods, acts of God and other similar force majeure events; (vi) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vii) any changes in Applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes in general legal, regulatory, trade or political conditions; and (viii) the failure by any member of the Company and its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement, except that any state of facts, change, event, circumstance, condition, development, effect or occurrence giving rise to such failure may be taken into account in determining whether there has been a “Company Material Adverse Effect”; provided, that notwithstanding the foregoing, in the case of the foregoing clauses (i), (v), (vi) and (vii) of this definition, any such state of facts, change, event, circumstance, condition, development, effect or occurrence that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the same or similar businesses or industries as the Company and its Subsidiaries, may be taken into account in determining whether a “Company Material Adverse Effect” has occurred. The provisions of Section 1.1 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

(p)	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:
FRANCHISE GROUP, INC.

By:
Name: Eric Seeton
Title: Chief Financial Officer

[Signature Page to Kayne Subscription Agreement]

THE SUBSCRIBER:
KAYNE FRG HOLDINGS, L.P.

By: KAFRG Investors GP, LLC
Its: General Partner

By:
Name:
Title:

[Signature Page to Kayne Subscription Agreement]

SCHEDULE 5(b)

Minority Equity Interests

The Company owns approximately 18.3% of Trilogy Software Inc.